Exhibit 5

GODFREY & KAHN, S.C.
ATTORNEYS AT LAW
780 North Water Street
Milwaukee, Wisconsin  53202
Phone: (414) 273-3500  Fax: (414) 273-5198

May 15, 2003

Kohl’s Corporation

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

Ladies and Gentlemen:

We have acted as counsel for Kohl’s Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about May 14, 2003 (the “Registration Statement”) relating to 15,000,000 shares of the Company’s common stock, $0.01 par value (the “Shares”).  The Shares are to be issued pursuant to the Company’s 2003 Long-Term Compensation Plan (the “Plan”).

We have examined:  (a) the Plan, (b) the Registration Statement, (c) the Company’s Articles of Incorporation and By-Laws, each as amended to date, (d) certain resolutions of the Company’s Board of Directors, and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares are duly authorized for issuance and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Statutes, or any successor provision.  Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee.  Certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.